Idle Media Inc
216 S Centre Ave, Leesport PA 19533
P 484.671.2241
F 484.671.2242

Tuesday, January 17th, 2012

This letter shall serve as an employment agreement between Mr. Marcus Frasier on behalf of Idle Media Inc. (hereafter the "Employer") and Mr. Raphael P. Haddock (hereafter the "Employee," "Executive" or "Officer").

1.   Retention of Executive; Responsibilities. Employer hereby affirms he has the authority to hire Employer on behalf of Idle Media Inc. on the reasonable terms described in this employment agreement. Employer hereby hires Employee as an Officer of Idle Media Inc. to furnish operational and advisory services to Employer in leading the Operations Department. Employee shall hold the tile of COO and will be primarily focused on, but not limited to, Administrative Operations pertaining to the public-facing side of the company as well as internal needs including HR.

2.   Term. The term of this employment agreement is one year. It commences on January 17th, 2012 and shall terminate on January 17th, 2013. However, this employment agreement may be renewed by both parties under mutually agreed upon terms, and in no event shall compensation be less than the compensation described in paragraph 3 below for responsibilities described herein. In the event of any early termination by either party, the Executive shall be entitled to all compensation under the full term of this employment agreement regardless of the termination date.

3.   Remuneration. During the term of this Agreement, Employer agrees to compensate Employee $195,000. This compensation will be paid bi-weekly in $7500 increments. Employer will deduct all necessary taxes from Employee's compensation. Employee shall be reimbursed from Employer for all reasonable business expenses. Employee is also eligible to participate in all Idle Media Inc.'s employee benefit programs that he qualifies for.

4.   Directors & Officers (D&O) Insurance/Indemnification. The Employer agrees to maintain D&O insurance in good order including designating Employee as an Officer of Idle Media Inc. and confirming Employee's responsibilities under this employment agreement are covered by such D&O insurance. Employer and Employee agree that Employee is not liable for gross negligence claims or Employers' acts beyond his own direct responsibilities as described above.

5.   Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party.

6.   Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Pennsylvania, without giving effect to the conflicts of laws rules thereunder. Any disputes arising out of this agreement shall be subject to arbitration.

7.   Entire Agreement. etc. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings of the parties with respect thereto. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both of the parties hereto. The provisions hereof shall be severable, so that the unenforceability or illegality of any one provision shall not affect the enforceability or legality of any other provision hereof.

8.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year above written.

/S/ Raphael P. Haddock

Raphael P. Haddock

January 17, 2012

/S/ Marcus Frasier

Marcus Frasier

January 17, 2012